UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934

                                (Amendment No.1)

                          Polypore International, Inc.
                          ----------------------------
                                (Name of Issuer)

                     Common Stock, par value $0.01 per share
                         (Title of Class of Securities)

                                    73179V103
                                    ---------
                                 (CUSIP Number)

                                  May 22, 2008
                                  ------------
             (Date of Event Which Requires Filing of this Statement)

           Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [ ] Rule 13d-1(c)
                                [X] Rule 13d-1(d)

  *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

  The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 2 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Private Equity VIII, L.P.           I.R.S. #13-4161869
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,817,986
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            15,817,986
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,817,986
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           36.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 3 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus International Partners, L.P.        I.R.S. #13-4104745
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             15,817,986
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            15,817,986
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           15,817,986
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           36.2%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 4 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           PP Holding, LLC                                    I.R.S. #43-2049330
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             10,442,132
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            10,442,132
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           10,442,132
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           23.9%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 5 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus & Co.                               I.R.S. #13-6358475
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             21,193,840
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            21,193,840
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,193,840
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           48.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           PN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 6 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus LLC                                 I.R.S. #13-3536050
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             21,193,840
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            21,193,840
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,193,840
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           48.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 7 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Warburg Pincus Partners LLC                        I.R.S. #13-4069737
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             21,193,840
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            21,193,840
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,193,840
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           48.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           OO
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 8 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Charles R. Kaye
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             21,193,840
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            21,193,840
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,193,840
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           48.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------------                                  ------------------
CUSIP No. 73179V103                       13G                 Page 9 of 15 Pages
----------------------------                                  ------------------

---------- ---------------------------------------------------------------------
1          NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

           Joseph P. Landy
---------- ---------------------------------------------------------------------
2          CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [X]
---------- ---------------------------------------------------------------------
3          SEC USE ONLY
---------- ---------------------------------------------------------------------
4          CITIZENSHIP OR PLACE OF ORGANIZATION

           New York
-------------------- ------ ----------------------------------------------------
                     5      SOLE VOTING POWER

                            0
                     ------ ----------------------------------------------------
     NUMBER OF       6      SHARED VOTING POWER
      SHARES
   BENEFICIALLY             21,193,840
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING       7      SOLE DISPOSITIVE POWER
      PERSON
       WITH:                0
                     ------ ----------------------------------------------------
                     8      SHARED DISPOSITIVE POWER

                            21,193,840
---------- ---------------------------------------------------------------------
9          AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           21,193,840
---------- ---------------------------------------------------------------------
10         CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- ---------------------------------------------------------------------
11         PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           48.5%
---------- ---------------------------------------------------------------------
12         TYPE OF REPORTING PERSON*

           IN
---------- ---------------------------------------------------------------------
                      *SEE INSTRUCTION BEFORE FILLING OUT!

Item 1(a):          Name of Issuer:

                    Polypore International, Inc. (the "Company")

Item 1(b):          Address of Issuer's Principal Executive Offices:

                    11430 North Community House Road
                    Suite 350
                    Charlotte, North Carolina  28277

Item 2(a):          Name of Person Filing:

     This Schedule 13G/A is filed by Warburg Pincus Private Equity VIII, L.P. ("WP VIII"), Warburg Pincus International Partners, L.P. ("WPIP") and PP Holding, LLC. The sole general partner of WP VIII and of WPIP is Warburg Pincus Partners LLC ("WPP LLC"). Warburg Pincus & Co. ("WP") is the sole member of WPP LLC. Warburg Pincus LLC ("WP LLC") manages WP VIII and WPIP. Charles R. Kaye ("Mr. Kaye") and Joseph P. Landy ("Mr. Landy") are each Managing General Partners of WP and Co-Presidents and Managing Members of WP LLC. Each of WP, WPP LLC, WP LLC, Mr. Kaye and Mr. Landy disclaim beneficial ownership of the Common Stock (defined below) except to the extent of any indirect pecuniary interest therein. Mr. Kaye and Mr. Landy may be deemed to control WP VIII, WPIP, WPP LLC, WP and WP LLC. WP VIII, WPIP, WPP LLC, WP, WP LLC, Mr. Kaye and Mr. Landy are sometimes collectively referred to herein as the "Warburg Pincus Reporting Persons" and together with PP Holding, LLC, the "Reporting Persons."

     On May 22, 2008, PP Holding, LLC distributed an aggregate of 10,442,132 shares of Common Stock (as defined below) to its members (the "LLC Distribution"), including 5,159,775 shares of Common Stock to each of WP VIII and WPIP, which distribution was made on a pro rata basis with no consideration being paid to PP Holding, LLC in connection therewith. On May 29, 2008, WP VIII and WPIP each sold 1,995,253 shares of Common Stock as selling stockholders pursuant to a follow-on offering of Polypore International, Inc. (the "Follow-on Offering"). Following the LLC Distribution and the subsequent Follow-on Offering, WP VIII and WPIP are each the direct record owner of 5,375,854 shares of Common Stock of the Company. By virtue of their position as the managing members of PP Holding, LLC they may each be deemed to be the beneficial owner of an additional 10,442,132 shares of Common Stock held by PP Holding, LLC. WP VIII and WPIP own approximately 99% of PP Holding, LLC. The Warburg Pincus Reporting Persons disclaim beneficial ownership of any shares to which they do not have a pecuniary interest.

Item 2(b):          Address of Principal Business Office or, if None, Residence:

     The address of the principal business office of the Reporting Persons is c/o Warburg Pincus & Co., 466 Lexington Avenue, New York, New York 10017.

Item 2(c):          Citizenship:

     WP VIII is a Delaware limited partnership, WPIP is a Delaware limited partnership, PP Holding, LLC is a Delaware limited liability company, WPP LLC is a New York limited liability company, WP is a New York general partnership and WP LLC is a New York limited liability company.

Item 2(d):          Title of Class of Securities:

     Common Stock, par value $0.01 per share ("Common Stock")

Item 2(e):          CUSIP Number

     73179V103

Item 3: If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is a:

                    A.  [ ] Broker or dealer registered under Section 15 of the
                            Act,

                    B.  [ ] Bank as defined in Section 3(a)(6) of the Act,

                    C.  [ ] Insurance Company as defined in Section 3(a)(19) of the Act,

                    D.  [ ] Investment Company registered under Section 8 of the
                            Investment Company Act of 1940,

                    E.  [ ] Investment Adviser in accordance with Rule 13d-1
                            (b)(1)(ii)(E),

                    F.  [ ] Employee Benefit Plan or Endowment Fund in
                            accordance with 13d-1 (b)(1)(ii)(F),

                    G.  [ ] Parent Holding Company or control person in
                            accordance with Rule 13d-1 (b)(1)(ii)(G),

                    H.  [ ] Savings Association as defined in Section 3(b) of
                            the Federal Deposit Insurance Act,

                    I.  [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940,

                    J.  [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

Item 4:             Ownership:

     The information required by Items 4(a) - (c) is set forth in Rows 4 - 11 of the cover page hereto for each Reporting Person and is incorporated herein by reference for each such Reporting Person.

Item 5:             Ownership of Five Percent or Less of a Class:

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [ ]

Item 6:             Ownership of More than Five Percent on Behalf of Another
                    Person:

     Other than as set forth herein, no other person has the right to receive or the power to direct the receipt of dividends from, or proceeds from the sale of, in excess of 5% of the total outstanding Common Stock.

Item 7: Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

     N/A

Item 8:             Identification and Classification of Members of the Group:

     The Reporting Persons are making this single, joint filing because they may be deemed to constitute a "group" within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934, as amended. Each of the Reporting Persons disclaims beneficial ownership of all of the shares of Common Stock, other than those reported herein as being owned by it.

Item 9:             Notice of Dissolution of Group:

     N/A

Item 10:            Certification:

     N/A

                                   SIGNATURES

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  May 30, 2008                    WARBURG PINCUS PRIVATE EQUITY VIII, L.P.

                                               By:  Warburg Pincus Partners LLC,
                                                     its General Partner

                                                By:  Warburg Pincus & Co.,
                                                     its Managing Member


                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Partner


Dated:  May 30, 2008                    WARBURG PINCUS INTERNATIONAL PARTNERS,
                                        L.P.

                                               By:  Warburg Pincus Partners LLC,
                                                     its General Partner

                                               By:  Warburg Pincus & Co.,
                                                    its Managing Member


                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Partner


Dated:  May 30, 2008                    WARBURG PINCUS PARTNERS, LLC

                                              By:  Warburg Pincus & Co.,
                                                   its Managing Member


                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Partner


Dated:  May 30, 2008                    WARBURG PINCUS & CO.


                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Partner

Dated:  May 30, 2008                    WARBURG PINCUS LLC


                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Managing Director


Dated:  May 30, 2008
                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Charles R. Kaye
                                             By: Scott A. Arenare, as
                                                 Attorney-in-Fact


Dated:  May 30, 2008
                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Joseph P. Landy
                                             By: Scott A. Arenare, as
                                                 Attorney-in-Fact

Dated:  May 30, 2008
                                        PP HOLDING, LLC
                                        By:  Warburg Pincus Private Equity VIII,
                                        L.P. and Warburg Pincus International
                                        Partners, L.P., its Managing Members

                                              By:  Warburg Pincus Partners LLC,
                                                   its General Partner

                                              By:  Warburg Pincus & Co., its
                                                   Managing Member

                                        By:  /s/ Scott A. Arenare
                                             -----------------------------------
                                             Name:  Scott A. Arenare
                                             Title: Partner